EXHIBIT 10.61

DESCRIPTION OF FISCAL EXECUTIVE INCENTIVE PLAN

The Company maintains an executive incentive plan that is a cash incentive program designed to motivate participants to achieve the Company’s overall corporate goals and their individual employee objectives, and to reward them for their achievements when those objectives are met. All of the Company’s executive officers are eligible to participate in the executive incentive plan. The annual cash incentive targets are determined as a percentage of base salary for each of the executive officers.

For the year ending December 31, 2009, the initial target percentage for the Chief Executive Officer (“CEO”) was established as 40% of base salary, and for all other executive officers at 30% of base salary. For Fiscal 2010, the target percentages for the CEO was established at 50%, and for all other executive officers at 35%.

Cash incentives will be earned and paid pursuant to our executive incentive plan only if the Company achieves corporate objectives established by the Compensation Committee and the Board of Directors. No separate individual objectives are established for the CEO, however, the CEO establishes individual objectives, in addition to these corporate objectives, in consultation with the Compensation Committee, against which performance of the other executive officers is evaluated. Executive officers, including the CEO, may earn up to a maximum 150% of their individual cash incentive target depending upon the Compensation Committee’s assessment of performance in relation to their predetermined objectives and subject to adjustment for overall performance assessment. The CEO’s performance assessment by the Compensation Committee is subject to the review, evaluation and approval by the non-management members of the full Board of Directors.